Exhibit 99.1

PRESS RELEASE
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KALPANA MORPARIA ELECTED TO THE BOARD OF DIRECTORS OF

PHILIP MORRIS INTERNATIONAL (PMI)

NEW YORK, December 6, 2011 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced the election of Kalpana Morparia to its Board of Directors. With the addition of Ms. Morparia, the PMI Board will now total 12 directors.

Ms. Morparia serves as Chief Executive Officer of J.P. Morgan, India, and is a member of J.P. Morgan’s Asia Pacific Executive Committee. Prior to joining J.P. Morgan, India, Ms. Morparia served as Joint Managing Director of ICICI Bank, India’s second largest bank, and the Vice Chair of ICICI’s insurance and asset management business.

Ms. Morparia serves as an independent director on the Boards of Dr. Reddy’s Laboratories Ltd, an integrated global pharmaceutical company, Bennett, Coleman & Co. Ltd, part of the Times Group, India’s largest media Group, and CMC Limited, a leading Indian systems engineering and integration company within the Tata Group. Ms. Morparia is also a member of the Audit Advisory Board constituted by the Comptroller & Auditor General of India. She was named one of “The 50 Most Powerful Women in International Business” by Fortune magazine in 2008.

“I am delighted to welcome Kalpana to our Board,” said Louis C. Camilleri, Chairman and Chief Executive Officer. “Her significant experience within the financial services industry, acknowledged accomplishments and proven leadership qualities will undoubtedly complement the considerable expertise of our formidable Board of Directors. In particular, her keen perspective on Asia, which is a growth engine of our business, will represent an invaluable asset going forward.”

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2010, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 27.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.